Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-259749 on Form S-3 and Registration Statement Nos. 333-260605, 333-281330, and 333-285569 on Form S-8 of our report dated March 4, 2026, relating to the financial statements of SmartRent, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Tempe, Arizona

March 4, 2026